Sound Financial Bancorp, Inc. Earns $1.0 Million for the First Quarter of 2014

Declares quarterly dividend of $0.05 per share

Seattle, Wash., April 29, 2014 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the "Company") for Sound Community Bank (the "Bank"), today reported net income of $1.0 million for the quarter ended March 31, 2014, or $0.38 per diluted common share, as compared to net income of $797,000, or $0.30 per diluted common share, for the quarter ended March 31, 2013.

“We are executing on our business plan.  We continue to emphasize core deposit acquisition to fund loans in the communities we serve” said President and CEO Laurie Stewart.  “We leverage technology, including mobile banking with remote deposit capture to provide highly desired services in a cost effective manner.  Economic conditions in our markets are improving and growth in the overall economy provides more opportunities to grow our franchise.”

The Company also announced today that its Board of Directors declared a cash dividend on Sound Financial Bancorp common stock of $0.05 per share, payable on May 27, 2014 to stockholders of record as the close of business on May 13, 2014.

Highlights for the first quarter of 2014 include:

•	Net interest income increased to $4.6 million, an increase of 2.1% as compared to the fourth quarter of 2013 and 12.2% from the comparable period last year;

•	Provision for loan losses remained unchanged at $200,000 for both the current quarter and the fourth quarter of 2013, and was down 20.0% from the comparable period last year;

•	Net loans increased 1.0% to $390.7 million, as compared to the fourth quarter of 2013 and 16.7% from the comparable period last year;

•	Deposits increased to $363.3 million, an increase of 4.3% compared to the fourth quarter of 2013 and 14.7% from the comparable period last year;

•	Nonperforming loans decreased to $1.9 million, a decrease of 3.1% as compared to the fourth quarter of 2013 and 17.4% from the comparable period last year;

•	Nonperforming assets decreased to $2.2 million, a decrease of 28.6% as compared to the fourth quarter of 2013 and 53.2% from the comparable period last year;

•	Tier 1 leverage ratio of 10.19%; Total risk-based capital of asset ratio of 14.20%

Capital ratios exceeded regulatory requirements for a well-capitalized financial institution level at March 31, 2014.

Operating Results

Net interest income increased to $4.6 million in the first quarter of 2014, compared to $4.5 million in the fourth quarter of 2013 and $4.1 million a year ago. The increase was primarily a result of higher average loan balances.

The net interest margin was 4.41% for the first quarter of 2014, compared to 4.38% for the fourth quarter of 2013 and 4.55% for the first quarter of 2013. The decline in the net interest margin from a year ago was primarily due to lower loan yields due to the continued low interest rate environment.

The provision for loan losses in the first quarter of 2014 was $200,000, which was the same as the fourth quarter of 2013 and $250,000 for the first quarter of 2013.  The decline from a year ago was primarily due to lower charge-offs and lower average balances of nonperforming loans which was partially offset by higher average loan balances and changes in the composition of our loan portfolio.

Noninterest income decreased to $785,000 in the first quarter of 2014, compared to $1.2 million in the fourth quarter of 2013 and $1.4 million in the first quarter of 2013.  The decrease was primarily reflective of lower gains on the sale of loans and mortgage servicing income due to reduced refinancing volume and lower purchase activity due to seasonality in the home buying market.

Total noninterest expense for the first quarter of 2014 was $3.7 million, compared to $4.0 million for both the first and fourth quarters of 2013.  The decrease was primarily due to lower other real estate owned (“OREO”) and related expenses and operating expenses.  These were partially offset by increased salaries and benefits as a result of a modest increase in full time equivalent employees as well as increased data processing expenses resulting from new products and services, including mobile banking with remote deposit capture which we implemented in 2013.  The decrease from the fourth quarter of 2013 was primarily due to the same reasons as set forth above, except for the OREO related expenses, which increased slightly during the first quarter of 2014 compared to the fourth quarter of 2013.

The efficiency ratio for the first quarter of 2014 was 67.29%, compared to 68.33% for the fourth quarter of 2013 and 61.49% for the first quarter of 2013.  The increase in the efficiency ratio compared to a year ago was primarily due to lower noninterest income as a result of lower gain on sale of loans.

Balance Sheet Review, Capital Management and Credit Quality

The Company's total assets as of March 31, 2014 were $445.6 million, compared to $442.6 million at December 31, 2013 and $390.7 million a year ago.  This increase was primarily a result of higher loan balances which increased $3.9 million from the end of 2013 and $56.0 million from a year ago.

The investment securities available-for-sale portfolio totaled $14.7 million at March 31, 2014, compared to $15.4 million at December 31, 2013 and $19.7 million at March 31, 2013.  At March 31, 2014, the securities available-for-sale portfolio was comprised of $10.3 million of agency mortgage-backed securities (all issued by U.S. Government sponsored entities), $2.4 million in private-label mortgage-backed securities and $2.0 million in municipal bonds.

Total loans as of March 31, 2014, excluding loans held-for-sale, totaled $394.9 million, compared to $390.9 at December 31, 2013 and $338.9 million a year ago.  At March 31, 2014, commercial real estate loans account for 39.0% of the portfolio, of which 39.5% were owner-occupied.  Residential real estate loans account for 30.4% of the portfolio.  Home equity, manufactured and other consumer loans account for 14.6% of the portfolio.  Construction and land loans account for 10.9% of the portfolio and commercial and industrial loans account for the remaining 5.1% of total loans at March 31, 2014.

The weighted average yield on the loan portfolio was 5.24% for the first quarter of 2014, compared to 5.23% for the last quarter of 2013 and 5.37% for the first quarter of 2013.

NPAs, which include nonaccrual loans and OREO and other repossessed assets, totaled $2.2 million, or 0.50% of total assets, at March 31, 2014, compared to $3.1 million, or 0.70% of total assets at December 31, 2013 and $4.7 million, or 1.21% of total assets, a year ago.

The following table summarizes our NPAs at March 31, 2014 and December 31, 2013:

Nonperforming Loans:	At Mar 31, 2014		At Dec 31, 2013
(in $000s, unaudited)	Balance	% of Total	Balance	% of Total
One- to four- family	$709	32.0%	$772	24.9%
Home equity loans	298	13.5	222	7.2
Commercial and multifamily	780	35.2	820	26.5
Manufactured	74	3.3	106	3.4
Other consumer	-	nm	1	nm
Total nonperforming loans	1,861	84.0%	1,921	62.0%
OREO and Other Repossessed Assets:
One- to four- family	194	8.8	1,086	35.0
Manufactured	159	7.2	92	3.0
Total OREO and repossessed assets	353	16.0	1,178	38.0
Total nonperforming assets	$2,214	100.0%	$3,099	100.0%
____________
nm = not meaningful

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses	Mar 31,	Dec 31,	Mar 31,
(in $000's, unaudited)	2014	2013	2013
Balance at beginning of period	$4,177	$4,115	$4,248
Provision for loan losses during the period	200	200	250
Net charge-offs during the period	(201)	(138)	(452)
Balance at end of period	$4,176	$4,177	$4,046

Allowance for loan losses to total nonperforming loans	224.40%	217.44%	176.30%
Allowance for loan losses to total loans	1.06%	1.07%	1.19%

The increase in the allowance for loan losses at March 31, 2014 compared to the prior year was primarily due to increased average loan balances which were offset by improved credit metrics of our loan portfolio.  Net charge-offs totaled $201,000 for the quarter ended March 31, 2014, compared to net charge-offs of $452,000 for the quarter ended March 31, 2013.

Deposits increased 4.3% to $363.3 million at March 31, 2014, compared to $348.3 million at December 31, 2013.  FHLB borrowings decreased 35.1% to $28.1 million at March 31, 2014, compared to $43.2 million at December 31, 2013.

The total cost of deposits decreased three basis points to 0.63% during the quarter ended March 31, 2014, from 0.66% for the quarter ended December 31, 2013.  The total cost of borrowings increased two basis points to 0.53% during the quarter ended March 31, 2014, from 0.51% during the quarter ended December 31, 2013.

Total shareholder’s equity increased $287,000 to $46.8 million at March 31, 2014 from $46.5 million at December 31, 2013.  The increase in equity was predominately a result of net income of $987,000, an improvement of $131,000 in accumulated other comprehensive income representing a decline in the unrealized loss on securities available-for-sale, offset by dividends paid during the quarter of $125,000 and share repurchases of $904,000.  Book value per common share was $18.69 as of March 31, 2014, compared to $18.53 as of December 31, 2013 and $17.14 as of March 31, 2013.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim and Port Angeles. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with an additional Loan Production Office in the Madison Park neighborhood of Seattle, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains statements that are not historical or current fact and constitute forward-looking statements.  In some cases, you can identify these statements by words such as "may", "might", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential", or "continue", the negative of these terms and other comparable terminology.  Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.

These statements are only predictions based on our current expectations and projections about future events, and there are or may be important factors that could cause our actual results for 2014 and beyond to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially, include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services.

CONSOLIDATED INCOME STATEMENTS				Sequential Quarter	Year over Year
(in $000's, unaudited)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
Interest income	$5,202	$5,119	$4,636	1.6%	12.2%
Interest expense	610	622	569	(1.9)	7.2
Net interest income before provision for loan losses	4,592	4,497	4,067	2.1	12.9
Provision for loan losses	200	200	250	0.0	(20.0)
Net interest income after provision for loan losses	4,392	4,297	3,817	2.2	15.1
Noninterest income:
Service charges and fee income	536	557	598	(3.8)	(10.4)
Increase in cash surrender value of life insurance	80	118	78	(32.2)	2.6
Mortgage servicing income	(47)	70	127	(167.1)	(137.0)
Gain on sale of loans	76	173	447	(56.1)	(83.0)
Other noninterest income	140	243	116	(42.4)	20.7
Total noninterest income	785	1,161	1,366	(32.4)	(42.5)
Noninterest expense:
Salaries and employee benefits	2,067	1,981	1,687	4.3	22.5
Operations expense	892	1,141	967	(21.8)	(7.8)
Data processing	344	333	288	3.3	19.4
Losses and expenses related to OREO	83	73	675	13.7	(87.7)
Other noninterest expense	346	442	399	(21.7)	(13.3)
Total noninterest expense	3,732	3,970	4,016	(6.0)	(7.1)
Income before provision for income taxes	1,445	1,488	1,167	(2.9)	23.8
Provision for income taxes	458	482	370	(5.0)	23.8
Net income	$987	$1,006	$797	(1.9)	23.8

PER COMMON SHARE DATA				Sequential Quarter	Year over Year
(unaudited)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
Basic earnings per share	$0.39	$0.40	$0.31	(2.5)%	25.8%
Diluted earnings per share	$0.38	$0.39	$0.30	(2.6)	26.7
Weighted average basic shares outstanding	2,507	2,532	2,588	(1.0)	(3.1)
Weighted average diluted shares outstanding	2,620	2,597	2,645	0.9	(0.9)
Common shares outstanding at period-end	2,503	2,511	2,588	(0.3)	(3.3)
Book value per share	$18.69	$18.53	$17.13	0.9	9.1

KEY FINANCIAL RATIOS
(unaudited)
Return on average assets	0.89%	0.92%	0.81%	(3.3)%	9.9%
Return on average equity	8.47	8.68	7.24	(2.4)	17.0
Net interest margin	4.41	4.38	4.55	0.7	(3.1)
Efficiency ratio	67.29	68.33	61.49	(1.5)	9.4

CONSOLIDATED BALANCE SHEET				Sequential Quarter	Year over Year
(in $000's, unaudited)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
ASSETS
Cash and cash equivalents	$14,614	$15,334	$8,795	(4.7)%	66.2%
Securities available-for-sale, at fair value	14,730	15,421	19,713	(4.5)	(25.3)
Loans held-for-sale	1,436	130	2,083	1004.6	(31.1)
Loans:
One- to four- family residential	119,880	117,452	96,910	2.1	23.7
Home equity	34,782	35,155	35,339	(1.1)	(1.6)
Commercial and multifamily	154,064	156,600	133,178	(1.6)	15.7
Construction and land	42,951	44,300	34,513	(3.0)	24.4
Manufactured homes	13,000	13,467	15,576	(3.7)	(16.5)
Other consumer	9,927	10,284	8,779	(3.2)	13.1
Commercial business	20,266	13,668	14,571	48.3	39.1
Total loans, gross	394,870	390,926	338,866	1.0	16.5
Allowance for loan losses	(4,176)	(4,177)	(4,046)	0.0	3.2
Loans, net	390,694	386,749	334,820	1.0	16.7
Accrued interest receivable	1,378	1,366	1,303	0.9	5.8
Bank-owned life insurance	11,148	11,068	10,798	0.7	3.2
OREO and other repossessed assets, net	353	1,178	2,453	(70.0)	(85.6)
Mortgage servicing rights, at fair value	2,948	2,984	2,396	(1.2)	23.0
FHLB stock, at cost	2,292	2,314	2,379	(1.0)	(3.7)
Premises and equipment, net	2,066	2,138	2,280	(3.4)	(9.4)
Other assets	3,926	3,929	3,636	(0.1)	8.0
Total assets	$445,585	$442,611	$390,656	0.7	14.1
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposit, noninterest-bearing	37,407	34,594	35,029	8.1	6.8
Demand deposit, interest-bearing	80,729	70,639	29,765	14.3	171.2
Savings and money market	80,890	85,578	107,057	(5.5)	(24.4)
Time deposits	164,321	157,528	144,876	4.3	13.4
Total deposits	363,347	348,339	316,727	4.3	14.7
Accrued interest payable and other liabilities	7,387	4,547	3,886	62.5	90.1
Borrowings	28,060	43,221	25,703	(35.1)	9.2
Total liabilities	398,794	396,107	346,316	0.7	15.2
Shareholders' Equity:
Common stock	25	25	26	0.0	(3.8)
Paid-in capital	23,124	23,829	24,832	(3.0)	(6.9)
Unearned shared – ESOP	(1,369)	(1,369)	(1,598)	0.0	(14.3)
Retained earnings	25,149	24,288	21,533	3.5	16.8
Accumulated other comprehensive loss	(138)	(269)	(452)	(48.7)	(69.5)
Total shareholders' equity	46,791	46,504	44,341	0.6	5.5
Total liabilities and shareholders' equity	$445,585	$442,611	$390,657	0.7	14.1

CREDIT QUALITY DATA				Sequential Quarter	Year over year
(in $000's, unaudited)	Mar 31, 2014	Dec 31, 2013	Mar 31, 2013	% Change	% Change
Nonaccrual loans	$758	$558	$1,555	35.8%	(51.3)%
Nonperforming restructured loans and loans over 90 days past due and on accrual	1,103	1,363	740	(19.1)	49.1
Total nonperforming loans	1,861	1,921	2,295	(3.1)	(18.9)
OREO and other repossessed assets	353	1,178	2,453	(70.0)	(85.6)
Total nonperforming assets	2,214	3,099	4,748	(28.6)	(53.4)
Performing restructured loans on accrual	5,357	5,404	6,120	(0.9)	(12.5)
Net charge-offs during the quarter	201	138	452	45.7	(55.5)
Provision for loan losses during the quarter	200	200	250	0.0	(20.0)
Allowance for loan losses	4,176	4,177	4,046	0.0	3.2
Classified assets	6,294	7,192	9,559	(12.5)	(34.2)
Allowance for loan losses to total loans	1.06%	1.07%	1.19%	(0.9)	(10.9)
Allowance for loan losses to total nonperforming loans	224.40%	217.44%	176.30%	3.2	27.3
Nonperforming loans to total loans	0.47%	0.49%	0.67%	(4.1)	(29.9)
Nonperforming assets to total assets	0.50%	0.70%	1.21%	(28.6)	(58.7)

OTHER PERIOD-END STATISTICS
(in $000's, unaudited)
Sound Community Bank:
Loan to deposit ratio	107.53%	111.03%	105.71%	(3.2)	1.7%
Noninterest-bearing deposits / total deposits	10.30	9.93	11.06	3.7	(6.9)
Leverage ratio	10.19	10.00	10.11	1.6	0.5
Tier 1 risk-based capital ratio	12.95	13.02	13.10	(0.5)	(1.1)
Total risk-based capital ratio	14.20	14.26	14.35	(0.4)	(1.0)

Media:	Financial:
Laurie Stewart	Matt Deines
President/CEO	EVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305